Exhibit 10.1

FIRST AMENDMENT TO THE WILLIAM LYON HOMES

2004 EXECUTIVE DEFERRED COMPENSATION PLAN

William Lyon Homes, a Delaware corporation (the “Corporation”) hereby makes this First Amendment to the William Lyon Homes 2004 Executive Deferred Compensation Plan, effective as of December 1, 2006, with reference to the following facts:

A. This Corporation has adopted the William Lyon Homes 2004 Executive Deferred Compensation Plan (the “Plan”).

B. By Section 9.1 of the Plan, the Corporation has reserved the right to amend the Plan at any time pursuant to resolutions adopted by its Board of Directors.

C. The Board of Directors of the Corporation deems it to be in the best interests of the Corporation and of the Participants in the Plan to amend the fixed payment date benefit set forth in the Plan in the light of IRS Notice 2006-79 and other IRS guidance.

NOW, THEREFORE, the Plan is hereby amended, effective as of December 1, 2006, as follows:

1. Section 5.3 of the Plan is hereby amended to provide in its entirety as follows:

“5.3 Fixed Payment Date Benefit.

a.	A Participant may select a fixed payment date for the payment or commencement of payment of his or her vested Accrued Benefit. Payments made under this election will be payable in the manner elected by a Participant, with the same forms of benefit payments available to the Participant as are provided for retirement benefits under Section 5.2. A fixed payment date elected by a Participant (i) may be before or after the Participant’s Retirement, or termination of employment with the Corporation and all Affiliates for any reason other than Cause, Disability, Retirement, or Death, (ii) if initially elected before December 1, 2006, must be no earlier than January 1 of the sixth Calendar Year after the Calendar Year in which the election is made, and (iii) if initially elected after December 1, 2006, must be no earlier than January 1 of the third Calendar Year after the Calendar Year in which the election is made.

b.	A Participant may extend a fixed payment date by written notice to the Plan Administrator, provided that (A) the Participant gives such written notice at least 12 months before the fixed payment date before such extension, and (B) the extended fixed payment date is no earlier than the January 1 of the sixth Calendar Year after the Calendar Year in which the fixed payment date without extension would have occurred. A Participant may not elect to accelerate a fixed payment date.

c.	Notwithstanding the foregoing provisions of this Section 5.3, (i) a Participant may elect, during December, 2006, to designate a fixed payment date on or after January 2, 2007 if such Participant had not previously designated a fixed payment date, or to accelerate or defer any previously-designated fixed payment date that would not have occurred before January 1, 2007 to any date on or after January 2, 2007, and (ii) a Participant may elect, during Calendar Year 2007, to designate a fixed payment date on or after January 2, 2008 if such Participant had not previously designated a fixed payment date, or to accelerate or defer any previously-designated fixed payment date that would not have occurred before January 1, 2008 to any date on or after January 2, 2008.”

2. In all other respects, the terms and provisions of the Plan are hereby ratified and declared to remain in full force and effect.

IN WITNESS WHEREOF, the Corporation has executed this First Amendment as of the day and year first above written.

The “Corporation”

WILLIAM LYON HOMES

By:	/s/ Wade H. Cable
Wade H. Cable
Title:	President and Chief Operating Officer